UNAUDITED	Exhibit A-4
Wisconsin River Power Company and Subsidiary
Consolidated Balance Sheet
As of December 31, 2001

Assets	2001

Property, Plant, and Equipment (Note 1(d)):
Utility Plant	$28,493,576
Less - Accumulated Provision for Depreciation	15,505,222
12,988,354
Investments and Other Assets:
Wisconsin Valley Improvement Company, Common Stock, at Cost	212,610
Non-Project Land, Flowage Rights, and Depreciable Property, Net	1,166,878
Land Development Costs, Net of Reserve (Note 5)	22,968
1,402,456
Current Assets:
Cash and Cash Equivalents	1,622,755
Accounts Receivable (Note 1 (f))	634,815
Materials, Supplies, and Prepayments	150,672
2,408,242
Deferred Charges and Other Assets:
Prepaid Pension Benefits	459,661
Other	12,039
471,700
$17,270,752

Capitalization and Liabilities

Capitalization:
Capital Stock, Par Value $100 Per Share, Authorized 95,000 Shares, Outstanding 93,600 Shares	$9,360,000
Retained Earnings	4,362,616
13,722,616
Current Liabilities:
Accounts Payable	205,040
Accrued Expenses	189,129
Dividends Payable	1,163,448
Accrued Property Taxes	843,347
Accrued Income Taxes	395,621
2,796,585
Deferred Credits and Other Liabilities:
Deferred Income Taxes (Notes 1(g) and 4)	541,903
Deferred Investment Tax Credit	22,840
Post-Retirement Benefits (Note 3)	175,170
Other	11,638
751,551
$17,270,752